Exhibit 2

SECURITIES PURCHASE AGREEMENT

among

ONCURE MEDICAL CORP.

U.S. CANCER CARE, INC.

USCC ACQUISITION CORP.

USCC FLORIDA ACQUISITION CORPORATION

USCC HEALTHCARE MANAGEMENT CORP.

MICA FLO II, INC.

JAXPET/POSITECH, L.L.C.

POINTE WEST ONCOLOGY, LLC

JAX PET LLC

and

LAUREL HOLDINGS II, L.L.C.

Dated as of June 30, 2003

ONCURE MEDICAL CORP.

Securities Purchase Agreement

Dated as of June 30, 2003

i

ii

iii

EXHIBITS

Exhibit 2.01	Form of 12% Senior Subordinated Note
Exhibit 2.02	Form of Series C-1 Preferred Stock Purchase Warrant
Exhibit 2.03	Certificate of Designations
Exhibit 2.04	Schedule of Purchasers
Exhibit 2.05	Issue Price and Original Issue Discount
Exhibit 2.06	Use of Proceeds
Exhibit 6.04	Litigation
Exhibit 6.07(a)	Title to Assets
Exhibit 6.07(d)	Leases
Exhibit 6.07(f)	Intellectual Property
Exhibit 6.08(a)	Financial Statements
Exhibit 6.08(d)	Indebtedness
Exhibit 6.11	Transactions with Affiliates
Exhibit 6.13	Loans to Other Persons
Exhibit 6.16	Brokers Fees
Exhibit 6.18	Capitalization
Exhibit 6.19	Capital Stock of Subsidiaries
Exhibit 6.24	Other Agreements
Exhibit 6.25	Environmental Matters
Exhibit 6.26	Licenses and Permits
Exhibit 6.28	Private Third Party Payors
Exhibit 7.02(j)	Instrument of Accession

v

ONCURE MEDICAL CORP.

610 Newport Center Drive, Suite 350

Newport Beach, CA 92660

Dated as of June 30, 2003

Laurel Holdings II, L.L.C.

c/o MedEquity Capital, LLC

16 Laurel Avenue, Suite 150

Wellesley, Massachusetts 02481

Re: Senior Subordinated Notes due 2008

  Series C-1 Preferred Stock Purchase Warrants

  Series C-1 Convertible Preferred Stock

Ladies and Gentlemen:

OnCure Medical Corp., a Delaware corporation, and each of its Subsidiaries signatory hereto hereby agree with Laurel Holdings II, L.L.C., as follows:

ARTICLE I

DEFINITIONS

1.01. Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Shares” shall have the meaning assigned to that term in Section 2.09.

“Affiliate” means, as to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

“Agreement” means this Securities Purchase Agreement, including all schedules and exhibits hereto, all as from time to time amended and in effect between the parties.

“Ancillary Documents” shall mean each of the Notes, the Warrants, Stockholders Agreement and the Registration Rights Agreement.

“Applicable Laws” shall have the meaning assigned to that term in Section 6.05.

“Budget” shall have the meaning assigned to that term in Section 7.03(d).

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks under the laws of The Commonwealth of Massachusetts.

“By-laws” means the by-laws of the Company, as amended and in effect as of the date of this Agreement, and thereafter as amended from time to time.

“Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

“Capital Lease” means any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended.

“Change in Control” means (i) an acquisition of the Company by another Person (other than the Purchaser or any of its Affiliates or transferees) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that would result in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or in which the stockholders of the Company immediately prior to such transaction would own, as a result of such transaction, less than a majority of the voting securities, in the same relative proportions, of the successor or surviving corporation immediately thereafter, or (ii) a sale of all or substantially all of the assets of the Company.

“Charter” means the Certificate of Incorporation of the Company, as amended by the Certificate of Designations in the form attached hereto as Exhibit 2.03, and as further amended from time to time.

“Closing” shall have the meaning assigned to that term in Section 2.04.

“Closing Date” shall have the meaning assigned to that term in Section 2.04.

“Closing Fee” shall have the meaning assigned to that term in Section 2.07.

“Code” shall have the meaning assigned to that term in Section 2.05.

“Commission” means the United States Securities and Exchange Commission (or any other federal agency at that time administering the Securities Act).

“Common Stock” includes (a) the Company’s common stock, par value $0.001 per share, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount per share, either to all or to a share of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference in the payment thereof, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote may have been suspended by the happening of such a contingency), and (c) any other securities into which or for which any of the securities described in (a) or (b) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Company” means and shall include OnCure Medical Corp., a Delaware corporation, and its successors and assigns.

“Constituent of Concern” means any substance defined or regulated as a pollutant, contaminant, waste, hazardous or toxic substance, hazardous waste, or hazardous material by any Environmental Law, including, without limitation, any petroleum hydrocarbon or asbestos-containing materials, radioactive materials, polychlorinated biphenyls, microbial matter, or air pollutant, the handling, storage, treatment, transportation, disposal, emission, remediation, use, or exposure of or to which is subject to regulation or liability under any Environmental Law.

“Distribution” shall have the meaning assigned to that term in Section 7.02(g).

“DVI” means one or both of DVI Financial Services Inc. and DVI Business Credit Corporation.

“Environmental Claims” means private, administrative, regulatory, or judicial actions, suits, allegations, demands, demand letters, claims, liens, citations, summonses, notices, requests for information, investigations, or proceedings relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (i) claims by governmental authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (ii) claims by any private party seeking damages, contribution, indemnification, cost recovery, access, compensation or injunctive relief resulting from Constituents of Concern or arising from alleged injury or threat of injury to real or personal property, human health, safety or the indoor or outdoor environment.

“Environmental Law” means any federal, state, municipal, or local law, ordinance, rule, order, statute, decree, judgment, injunction, directive, Environmental Permit, code, regulation, common or decisional law (including, without limitation, principles of tort, negligence, trespass, nuisance, strict liability, contribution, and indemnification), including CERCLA and state and local counterparts or equivalents or other requirement of any governmental authority, relating to:

(A)	the protection, investigation, or restoration of the indoor or outdoor environment (including, without limitation, natural resources) or the health or safety of humans or other living organisms;

(B)	the manufacture, introduction into commerce, export, import, handling, emission, treatment, remediation, storage, transportation, use, presence, disposal, release, or threatened release of or exposure to any Constituent of Concern;

(C)	wetlands, pollution, or contamination;

(D)	any injury or threat of injury to persons or real or personal property arising out of or relating to any Constituent of Concern; or

(E)	occupational health and safety.

“Environmental Permit” means any permit, license, authorization, certificate, filing, notice, submittal, or approval relating to or required by Environmental Law.

“Equity Security” means any equity security (as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended) of the Company, including, without limitation, any capital stock (including, without limitation, Common Stock), any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, any security that is a combination of debt and equity, or any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company.

“Equity Sponsor Fee” shall have the meaning assigned to that term in Section 2.08.

“ERISA” shall have the meaning assigned to that term in Section 6.10.

“ERISA Affiliate” shall have the meaning assigned to that term in Section 6.10.

“Events of Default” shall have the meaning assigned to that term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Financial Statements” shall have the meaning assigned to that term in Section 6.08.

“fully-diluted basis” — For purposes of this Agreement, when a given number of shares of Common Stock held or outstanding is to be determined on a “fully-diluted basis”, such number shall include shares of Common Stock deemed to be held or outstanding assuming the exercise by the holder(s) thereof of all options (whether vested or unvested but excluding all stock options issued prior to the Closing Date), warrants or other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock, and then the conversion and exchange by such holder(s) of all securities of the Company convertible into or exchangeable for Common Stock.

“GAAP” means generally accepted accounting principles recognized as such by the American Institute of Certified Public Accountants. Unless otherwise specifically stated herein, use of the term “GAAP” means that such principles are applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated and consistent with the prior financial practices of the Company and its Subsidiaries as reflected on the Financial Statements so as to properly reflect the financial condition, and the results of operations and cash flows of the Company and its Subsidiaries.

“Governmental Authority” shall have the meaning assigned to that term in Section 6.26.

“Governmental Health Insurance Programs” shall have the meaning assigned to that term in Section 6.27.

“Guaranteed Obligations” shall have the meaning assigned to that term in Section 3.08.

“Indebtedness” means all obligations, contingent and otherwise, which should, in accordance with GAAP, be classified upon the obligor’s balance sheet as liabilities, but in any event including, without limitation, (i) liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, (ii) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iii) the present value of any Capital Leases.

“Indebtedness for Money Borrowed” of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guaranteed or indemnified against by such Person or which are secured by the property of such Person, and (f) any obligation of such Person for amounts advanced to such Person under an employee stock ownership plan or other similar employee benefit plan; but, in all events, excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with past practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Intercreditor Agreement” means the Intercreditor Agreement dated the date hereof among Purchaser and DVI.

“Joint Venture Partner” shall have the meaning assigned to that term in Section 6.32.

“Leases” has the meaning stated in Paragraph 6.07(d).

“Liquidity Disposition” means (i) any merger or consolidation with any Person, (ii) any sale, assignment, lease or other disposition of or voluntary parting with the control of (whether in one transaction or in a series of transactions) all or substantially all of the consolidated assets (whether now owned or hereafter acquired) of the Company and the Subsidiaries and (iii) any Change of Control, except for (1) mergers, consolidations or asset transfers with or between two or more Subsidiaries and (2) mergers or asset transfers by any Subsidiary with or to the Company.

“Material Adverse Effect” shall have the meaning assigned to that term in Section 6.01.

“Material Contracts” shall have the meaning assigned to that term in Section 6.24.

“Note” and “Notes” shall have the respective meanings assigned to such terms in Section 2.01.

“Obligations” shall mean all obligations of every nature of the Company from time to time owed to the Purchaser or any Affiliate thereof with respect to the Notes or otherwise arising under this Agreement or any other agreement, whether for principal, interest, redemption, fees, expenses, indemnification, monies payable or otherwise.

“Permits” shall have the meaning assigned to that term in Section 6.26.

“Permitted Liens” shall have the meaning assigned to that term in Section 7.02(a).

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, or a government or any agency or political subdivision thereof.

“Preferred Conversion Shares” shall have the meaning assigned to that term in Section 2.03.

“Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company as authorized on the date of this Agreement, and including any additional shares of Preferred Stock (including any new series thereof) as may be authorized after the date of this Agreement.

“Private Third Party Payors” shall have the meaning assigned to that term in Section 6.28.

“Purchased Shares” shall have the meaning assigned to that term in Section 2.03.

“Purchaser” means and shall include Laurel Holdings II, L.L.C. and any other holder or holders from time to time of any of the Notes, Warrants, Purchased Shares, Warrant Exercise Shares, Warrant Conversion Shares or Preferred Conversion Shares.

“Qualified Approval of the Board of Directors” means (a) for so long as the Purchaser holds shares of Series C-1 Preferred Stock in an amount at least equal to 25% of the number of the shares of Series C-1 Preferred Stock issued to the Purchaser on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for this purpose, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant), either (i) a unanimous written consent or (ii) a majority vote of the Board of Directors, which majority shall include two-thirds or more of the Series C-1 Directors; or (b) if Purchaser holds shares of Series C-1 Preferred Stock in an amount less than 25% of the number of shares of Series C-1 Preferred Stock issued to the Purchaser on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for this purpose, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant), either (i) a unanimous written consent or (ii) a majority vote of the Board of Directors.

“Qualified Offering” means a firm commitment underwritten public offering of shares of the Company’s Common Stock in which (i) the aggregate net proceeds to the Company are at least $60 million and (ii) the price paid by the public for such shares is at least $0.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

“Qualifying Liquidity Event” means each of (i) a Change in Control, (ii) a Liquidity Disposition and (iii) a Qualified Offering.

“Real Property” means all real property owned, leased, subleased, occupied, used or held by the Company for use in connection with its business, in each case, together with all buildings, fixtures and improvements erected thereon, and all appurtenances, easements, privileges, licenses and other rights benefiting or appurtenant hereto.

“Real Property Liens” means any mortgage, lien, pledge, claim, charge, reservation, restriction, restrictive covenant, limitation, condition of record, right of first refusal, option to purchase, lease, security interest, deed in trust, easement or encumbrance of any kind on the Real Property.

“Registration Rights Agreement” shall have the meaning assigned to that term in Section 4.02(f).

“Regulatory Compliance Payment” shall have the meaning assigned to that term in Section 2.09.

“Repurchase Price” has the meaning ascribed to it in the Warrants.

“Reserved Employee Shares” has the meaning ascribed to it in the Charter.

“Restructuring Agreement” shall have the meaning assigned to that term in Section 4.08.

“ROFO Holders” shall have the meaning assigned to that term in Section 7.04.

“Securities” means collectively the Notes, Warrants, Purchased Shares, Warrant Exercise Shares, Warrant Conversion Shares and Preferred Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Senior Debt” means (i) all Indebtedness for Money Borrowed of the Company and any of its Subsidiaries from the Senior Lenders pursuant to the Senior Debt Agreements, including any extensions or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to the Notes and which is disclosed on the Financial Statements and is permitted by this Agreement at the time it is created or incurred, (ii) all Indebtedness for Money Borrowed of the Company and any of its Subsidiaries incurred to refinance any of the Indebtedness for Money Borrowed referred to in item (i) above, where the security securing such Indebtedness is substantially the same security as that securing the Indebtedness for Money Borrowed being refinanced, (iii) all obligations of the Company and any of its Subsidiaries under Capital Leases which are permitted by this Agreement at the time they are incurred and (iv) all guarantees by the Company and any of its Subsidiaries which are not by their terms subordinate and junior to the Notes and which are permitted hereby at the time they are made of Indebtedness of any Subsidiary if such Indebtedness would have been Senior Debt pursuant to the provisions of clause (i), (ii) or (iii) of this sentence had it been indebtedness of the Company.

“Senior Debt Agreements” means the agreements listed on Annex I hereto.

“Senior Lenders” means any one or more of DVI and Siemens Medical Systems, Inc.

“Series C-1 Directors” means the directors serving on the Board of Directors of the Company at the time in question who were elected solely by the holders of the Series C-1 Preferred Stock, voting separately as one class.

“Series C-1 Preferred Stock” means the Series C-1 Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Stockholders Agreement” shall have the meaning assigned to that term in Section 4.02(e).

“Subsidiary” or “Subsidiaries” means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by the Company and/or any one or more of its Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which the Company and/or one or more of its Subsidiaries has more than a fifty percent (50%) equity interest at the time.

“Warrant” and “Warrants” shall have the respective meanings assigned such terms in Section 2.02.

“Warrant Conversion Shares” shall have the meaning assigned to that term in Section 2.02.

“Warrant Exercise Shares” shall have the meaning assigned to that term in Section 2.02.

1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP.

ARTICLE II

PURCHASE, SALE AND TERMS OF SECURITIES

2.01. The Notes. The Company has authorized the issuance and sale to the Purchaser of the Company’s 12% Senior Subordinated Notes, due 2008, in the aggregate original principal amount of $6,000,000. The 12% Senior Subordinated Notes shall be substantially in the form attached as Exhibit 2.01 and are herein referred to individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange or replacement therefor. Except as otherwise set forth in this Agreement, the Notes shall (a) be due and payable in full on the fifth anniversary of the Closing Date and (b) bear interest (based on a 360-day year counting actual days elapsed) on the unpaid principal amount thereof until due and payable at the rate of twelve percent (12%) per annum, which interest shall be payable by check payable to the order of the holder or holder of the Notes monthly in arrears on the last Business Day of each month in each year, commencing July 31, 2003, and at maturity or prior prepayment of the Notes in full.

2.02. The Warrants. The Company has authorized the issuance and sale to the Purchaser of warrants to purchase shares of Series C-1 Preferred Stock. Such warrants shall be substantially in the form attached as Exhibit 2.02 and are herein referred to individually as a “Warrant” and collectively as the “Warrants”, which terms shall also include any warrants delivered in exchange or replacement therefor. Each Warrant shall be exercisable at any time on or before the tenth anniversary of the Closing Date and, provided that such Warrant is held by a holder of Series C-1 Preferred Stock, such holder shall have the voting rights set forth in the

Charter. The shares of Series C-1 Preferred Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Exercise Shares” and the shares of Common Stock issuable upon exercise of the Warrant Exercise Shares are referred to herein as the “Warrant Conversion Shares”.

2.03. The Purchased Shares. The Company has authorized the issuance and sale to the Purchaser of an aggregate of 240,000 shares of Series C-1 Preferred Stock (the “Purchased Shares”). The rights, designations, preferences, powers and other terms relating to the Purchased Shares shall be as set forth in the Certificate of Designations thereof, a copy of which is attached as Exhibit 2.03. The shares of Common Stock issuable upon conversion of the Purchased Shares and the Additional Shares are referred to herein as the “Preferred Conversion Shares”.

2.04. Purchase and Sale; Closing. The Company agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase, (a) a Note in the principal amount set forth opposite the Purchaser’s name on Exhibit 2.04, (b) a Warrant for the purchase of the number of shares (subject to adjustment) of Series C-1 Preferred Stock set forth opposite the Purchaser’s name on Exhibit 2.04 and (c) the number of Purchased Shares set forth opposite the Purchaser’s name on Exhibit 2.04. Such purchase and sale shall take place at a closing (the “Closing”) to be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, at 10:00 a.m. local time, two (2) Business Days subsequent to the satisfaction of the conditions set forth in Article IV hereof or at such other time as is agreed to by the parties hereto (the “Closing Date”). At the Closing, the Company will issue and deliver to the Purchaser, (a) a Note, dated the Closing Date and payable to the order of the Purchaser, in the principal amount set forth opposite the Purchaser’s name on Exhibit 2.04, (b) a Warrant, registered in the name of the Purchaser and dated the Closing Date, for the purchase of the number of shares (subject to adjustment) of Series C-1 Preferred Stock set forth opposite the Purchaser’s name on Exhibit 2.04 and (c) a stock certificate in definitive form, registered in the name of the Purchaser and dated the Closing Date, representing the Preferred Shares being purchased by the Purchaser at such Closing. As payment in full for the Note, Warrant and Purchased Shares being purchased by it at such Closing, and against delivery thereof, each Purchaser shall make payment to the Company, by wire transfer to an account designated in advance by the Company, in the amount set forth opposite the Purchaser’s name under the heading “Total Purchase Price for Notes, Warrants and Shares of Series C-1 Preferred Stock” on Exhibit 2.04.

2.05. Issue Price; Original Issue Discount. Having considered all facts relevant to a determination of the value of the Notes, Warrants and Purchased Shares being acquired by the Purchaser, the Company, on the one hand, and the Purchaser, on the other hand, have concluded and do hereby agree that, for purposes of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and for purposes of determining any original issue discount with respect to the Notes thereunder, the aggregate “issue price” for the Notes issued at the Closing is as set forth on Exhibit 2.05. The Company and each Purchaser recognize that this Agreement will create “original issue discount” (within the meaning of Section 1273 of the Code) as set forth on Exhibit 2.05, and the Company and the Purchaser hereby agree not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is inconsistent with the terms of this Section 2.05, unless required to do so pursuant to a determination within the meaning of Section 1313 of the Code. The Company and the Purchaser agree that (i) neither the Purchaser nor any of its Affiliates have rendered or have agreed to render any services to the Company in connection with this Agreement or the issuance of the Notes, Warrants and Purchased Shares and (ii) the Warrants and Purchased Shares are not being issued as compensation.

2.06. Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Notes, Warrants and Purchased Shares for the purposes set forth on Exhibit 2.06.

2.07. Closing Fee. At the Closing, the Company shall pay to Laurel Holdings II, L.L.C. a closing fee in the amount of $420,000 (the “Closing Fee”).

2.08. Equity Sponsor Fee. For so long as the Purchaser holds shares of Series C-1 Preferred Stock in an amount at least equal to 25% of the shares of Series C-1 Preferred Stock issued to the Purchaser on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for this purpose, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant), the Company shall pay to Laurel Holdings II, L.L.C. an annual ongoing equity sponsor fee in the amount of $300,000 per annum (the “Equity Sponsor Fee”), payable in advance at the beginning of each annual period, with the first installment due and payable on the Closing Date. The Equity Sponsor Fee shall be paid by the Company by means of wire transfer in accordance with the instructions provided to it by Laurel Holdings II, L.L.C. Notwithstanding the foregoing, the Company shall not be in default of its obligations under this Agreement if it fails for any reason to pay the Equity Sponsor Fee unless and until Laurel Holdings II, L.L.C. makes written demand for payment of such overdue portion of the Equity Sponsor Fee, but any such overdue portion shall bear interest at the rate of twelve percent (12%) per annum from the date originally due until paid in full.

2.09. Mandatory Sale of Additional Shares of Series C-1 Preferred Stock. If after the Closing the Company or any Subsidiary makes any payment (whether in the nature of an adjustment, refund, recoupment, repayment, fine, penalty, assessment, levy, disgorgement, restitution or otherwise, other than patient refunds in the ordinary course of business requested as a result of an error by the payor) to any federal, state or local governmental agency in connection with or with respect to any regulatory violation or non-compliance, or alleged regulatory violation or non-compliance, related to billing for health care services provided by the Company, any Subsidiary or any affiliated medical group, occurring or in existence at any time prior to the Closing (such payment, a “Regulatory Compliance Payment”), then the Company (1) shall give written notice to the Purchaser of such Regulatory Compliance Payment within five (5) days of the date made, and (2) for a period of thirty (30) days following Purchaser’s receipt of such notice, the Purchaser shall have the unconditional right to purchase from the Company, and the Company shall have the unconditional obligation to sell to the Purchaser, for $.001 per share (which price per share shall not be subject adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series C-1 Preferred Stock), up to that number of shares of Series C-1 Preferred Stock obtained by dividing (a) the amount of the Regulatory Compliance Payment by (b) $25.00 (such dollar amount being subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series C-1 Preferred Stock), which number of shares shall be rounded up to the nearest whole number in lieu of the issuance of any fractional shares. The Purchaser may elect to exercise such purchase right by giving written notice to the Company of such election, accompanied by a check payable to the Company in the amount of the aggregate purchase price. Upon receipt of such notice and against such payment, the Company shall promptly deliver to the Purchaser a stock certificate in definitive form, registered in the name of the Purchaser and dated the date of the Company’s receipt of such election notice, representing the aggregate number of shares of Series C-1 Preferred Stock being purchased by the Purchaser pursuant to such purchase election (such shares of Series C-1 Preferred Stock, collectively with all other shares of shares of Series C-1 Preferred Stock issued pursuant to this Section 2.09, the “Additional Shares”). The rights and obligations of the Purchaser and the Company, respectively, hereunder shall pertain to each Regulatory Compliance Payment paid by the Company or any Subsidiary, regardless of the number of such payments made. The obligations hereunder are independent of any unaffected by any assessment of whether or not the Company has breached any representation or warranty set forth in Article VI hereof. The right of the Purchaser hereunder shall be transferable to the Qualified Transferees of the Purchaser as defined in the Stockholders Agreement, with each Qualified Transferee having the right to purchase Series C-1 Preferred Stock hereunder based on the proportion of the shares of Series C-1 Preferred Stock originally purchased by the Purchaser hereunder that have been transferred to the Qualified Transferee. In the event that the Purchaser or a Qualified Transferee thereof elects to purchase Additional Shares hereunder in connection with any Regulatory Compliance Payment, then the issuance and delivery of such Additional Shares shall be Purchaser’s sole remedy against the Company or its Subsidiaries with respect to such Regulatory Compliance Payment and the Purchaser shall have no other remedies against the Company or its Subsidiaries with respect to such Regulatory Compliance Payment, including, without limitation, a claim for indemnification under Section 9.07 hereof. Any election (or non-election) made by a the Purchaser (or Qualified Transferee thereof) with respect to any Regulatory Compliance Payment shall be effective only as to such Regulatory Compliance Payment and shall not limit the Purchaser’s election rights with respect to any subsequent Regulatory Compliance Payment.

ARTICLE III

TERMS RELATING TO NOTES AND WARRANTS

3.01 Payments and Endorsements. Payments of principal and interest on the Notes shall be made without setoff or counterclaim directly by means of wire transfer in accordance with the written instructions provided to the Company by the holder of each Note, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder thereof shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note. All payments and prepayments of principal of and interest on the Notes shall be applied (to the extent thereof) to all of the Notes pro rata based on the principal amount outstanding and held by each holder thereof.

3.02. Redemptions of Notes.

(a) Required Liquidity Redemptions. In the event and upon the closing of a Qualifying Liquidity Event, the Company shall redeem, without penalty or premium, all of the outstanding Notes, together with all accrued and unpaid interest then due thereon.

(b) Optional Redemptions. In addition to the redemption of the Notes required under subsection 3.02(a), the Company may, at any time and from time to time, redeem, without penalty or premium, the Notes, in whole or in part (in integral multiples of $1,000), together with interest due on the amount so redeemed through the date of redemption. Partial redemptions made as provided in this subsection 3.02(b) shall, to the extent thereof, be applied first to pay any accrued and unpaid interest due on the Note and then to reduce any the principal due at maturity of the Notes.

(c) Notice of Redemptions; Pro Rata Redemptions. Notice of any optional redemption pursuant to subsection 3.02(b) shall be given to all holders of the Notes at least ten (10) Business Days prior to the date of such redemption and notice of any required redemption pursuant to Section 3.02(a) shall be given to all holders of the Notes at least ten (10) Business Days prior to the closing of a Qualifying Liquidity Event. Each redemption of Notes pursuant to subsection 3.02(b) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all Notes as the unpaid principal amount of Notes then held by such holder bears to the aggregate unpaid principal amount of all of the Notes then outstanding.

3.03. Default Rate of Interest. If an Event of Default has occurred and is continuing pursuant to Sections 8.01(a), 8.01(b) or 8.01(f) hereof, from and after the date such Event of Default occurred the entire outstanding unpaid principal balance of the Notes and any matured but unpaid interest from time to time due thereon, shall bear interest, payable on demand at the rate of seventeen percent (17%) per annum, or such lower rate as then may be the maximum rate permitted by applicable law, provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default pursuant to Sections 8.01(a), 8.01(b) or 8.01(f) is then continuing, the Notes shall resume bearing interest at the rate set forth in Section 2.01 from the date such Events of Default are cured.

3.04. Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable under the Notes or under any other instrument relating to the indebtedness evidenced thereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced thereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts, during the full term of the indebtedness evidenced by the Notes, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced thereby, so that the actual rate of interest on account of such indebtedness is uniform throughout such term.

3.05. Payment on Non-Business Days. Whenever any payment to be made on the Notes shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation and payment of interest due.

3.06. Transfer and Exchange of Notes. The holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange. Any holder desiring to transfer or exchange any Note shall first notify the Company in writing at least ten (10) days in advance of such transfer or exchange. Within a reasonable time after such notice to the Company from a holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such holder, the Company shall issue in exchange therefor another Note or Notes, in such denominations as requested by the holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or assigns, as the holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

3.07. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested by the Company in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which a Purchaser, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the holder’s written agreement to indemnify the Company.

3.08. Guaranty.

(a) The Subsidiaries hereby jointly and severally unconditionally guarantee (the “Guaranty”) due payment, performance and fulfillment to the Purchaser of the Obligations, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising or acquired, sole, joint or several, and whether consisting of obligations to pay money or to perform obligations (the “Guaranteed Obligations”).

(b) The Guaranty shall operate as a continuing and absolute guaranty and shall remain in full force and effect until all of the Guaranteed Obligations have been paid in full.

(c) Notice of the acceptance of this Guaranty and notices of transactions entered into in reliance hereon are hereby waived. The Subsidiaries consent to any renewal, extension or postponement of the time of payment of any of the Guaranteed Obligations or to any other forbearance or indulgence with respect thereto and consent to any substitution, exchange, modification or release of any security therefor or the release of any other person primarily or secondarily liable on any of the Guaranteed Obligations whether or not notice thereof shall be given to the Subsidiaries, and agree to the provisions of any instrument, security or other writing evidencing or securing any of the Guaranteed Obligations, and the enforcement hereof shall not be affected by the delay or failure of the Purchaser to take any action with respect to any security, right, obligation, guaranty or other means of collecting the Guaranteed Obligations which it may at any time hold, including perfection or enforcement thereof, or by any change with respect to the Company in the form or manner of doing business, it being hereby agreed that the Subsidiaries shall be and remain jointly and severally bound upon this Guaranty irrespective of any action, delay or omission by the Purchaser in dealing with the Company, any of the Guaranteed Obligations, any collateral therefor or any person at any time liable with respect thereto.

(d) On any default or failure by the Company to pay or perform any of the Guaranteed Obligations, the liability of the Subsidiaries hereunder shall be effective immediately and the Subsidiaries waive all requirements of notice, demand, presentment or protest and any right which the Subsidiaries might otherwise have to require the Purchaser first to proceed against the Company or against any other person or first to realize on any security held by it before proceeding against any or all of the Subsidiaries for the enforcement of this Guaranty. The Subsidiaries shall not assert any right arising from payment or other performance hereunder, whether by set-off or counterclaim, or claim of indemnity, reimbursement, subrogation or otherwise, until the Subsidiaries’ liability hereunder shall have been discharged in full and all of the Guaranteed Obligations shall have been fulfilled.

(e) If for any reason the Company is under no legal obligation to discharge any of the Guaranteed Obligations, or if any amounts included in the Guaranteed Obligations shall have become irrecoverable from the Company by operation of law or for any other reason, or if any security or other guaranty shall be found invalid, the Subsidiaries shall nonetheless be and remain jointly and severally bound upon this Guaranty.

(f) Any deposits or other sums at any time credited by or due from the Purchaser to the Subsidiaries, and any securities or other property of any or all of the Subsidiaries at any time held by the Purchaser may at all times be held and treated as security for all obligations of the Subsidiaries hereunder. Regardless of the adequacy of security the Purchaser may apply or set off such deposits or other sums against such obligations (whether or not then due or payable) at any time.

3.09. Insufficiency of Funds. In the event that any or all of the Repurchase Price is not paid to any holder entitled thereto as a result of the insufficiency of legally available funds under the Delaware General Corporation Law or otherwise, including if such repurchase is prohibited by the terms of any Senior Debt to the Senior Lenders or incurred upon any Permitted Refinancing thereof, the obligation to effect the repurchase shall remain an obligation of the Company and shall be performed as soon as there are funds legally available therefor or such other impediment to repurchase is removed. Interest shall accrue on the Repurchase Price of any such unperformed obligations at a rate of fifteen percent (15%) per annum, compounded on a quarterly basis, to the extent permitted by law. Such interest shall become due and payable on the date when the Repurchase Price is payable.

3.10. Subordination. The Purchaser acknowledges that the Indebtedness evidenced by the Notes, the Equity Sponsor Fee and certain other of the Obligations are and will be subordinated in right of payment and otherwise to the Senior Debt owing to DVI on the terms set forth in the Intercreditor Agreement.

ARTICLE IV

CONDITIONS TO PURCHASER’S OBLIGATION

The obligation of the Purchaser to purchase and pay for the Notes, Warrants and the Purchased Shares at the Closing is subject to satisfaction of the following conditions, all or any of which may be waived in writing by the Purchaser.

4.01. Representations and Warranties. At the Closing, each of the representations and warranties of the Company and the Subsidiaries set forth in Article VI hereof shall be true and correct in all respects at the time of, and immediately after giving effect to, the sale of the Notes and the Purchased Shares.

4.02. Documentation at Closing. The Purchaser shall have received prior to or at the Closing all of the following documents, instruments or evidence of completion thereof, each in form and substance satisfactory to the Purchaser and its special counsel:

(a) A certified copy of all charter documents of the Company and each of its Subsidiaries; a certified copy of the resolutions of the board of directors and, to the extent required, the stockholders of the Company evidencing approval, as applicable, of this Agreement, the Ancillary Documents and all other matters contemplated hereby and thereby; a certified copy of the By-laws of the Company and each of its Subsidiaries; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Ancillary Documents and all other matters contemplated hereby or thereby.

(b) A favorable opinion of Swidler Berlin Shereff Friedman, LLP, counsel for the Company, in form and substance reasonably satisfactory to the Purchaser and its special counsel.

(c) A certificate of the Secretary or an Assistant Secretary of the Company and each of its Subsidiaries which shall certify the names of the officers of the Company or the Subsidiaries, as applicable, authorized to sign this Agreement, the Ancillary Documents and any other documents or certificates to be delivered pursuant hereto or thereto by the Company or such Subsidiary, as applicable, or any of its officers, together with the true signatures of such officers. The Purchaser may conclusively rely on such certificates until they shall receive a further certificate of the Secretary or an Assistant Secretary of the Company or such Subsidiary, as applicable, canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(d) A certificate from a duly authorized officer of the Company and a certificate from a duly authorized officer of each of the Subsidiaries stating that the representations and warranties contained in Article VI hereof are true and correct and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement or the Ancillary Documents and the consummation of the transactions contemplated thereby which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(e) The Stockholders Agreement, in form and substance satisfactory to the Purchaser and its special counsel (the “Stockholders Agreement”), executed by the Company and the Persons listed on Annex II hereto.

(f) The Registration Rights Agreement, in form and substance satisfactory to the Purchaser and its special counsel (the “Registration Rights Agreement”), executed by the Company.

(g) Payment by the Company of the Closing Fee as required pursuant to Section 2.07 and of the Equity Sponsor Fee payment as required pursuant to Section 2.08.

(h) Payment for the costs, expenses, taxes and filing fees identified in Section 9.04 as to which the Purchaser gives the Company notice prior to the Closing.

(i) A certificate from a duly authorized officer of the Company stating that all the conditions set forth in this Article IV have been satisfied, other than those, if any, waived in writing by the Purchaser.

(j) Such other documents referenced in any Exhibit hereto or relating to the transactions contemplated by this Agreement as the Purchaser or its special counsel may reasonably request.

4.04. Board Matters. David P. Malm, Peter R. Gates and Jeffrey T. Ward each shall have been or shall simultaneously be appointed to the board of directors of the Company, as directors elected by the holders of the Series C-1 Preferred Stock, voting separately as one class.

4.05. No Default. At the time of and immediately after giving effect to the sale of the Notes and the Purchased Shares there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

4.08. Restructuring Transaction. The Purchaser shall have received fully executed copies of the Restructuring Agreement dated the date hereof among the Company and Persons listed on Annex II hereto, which shall be on such terms and conditions as are acceptable to the Purchaser (the “Restructuring Agreement”). The transactions contemplated by the Restructuring Agreement shall have been consummated in accordance with the terms thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.01. Representations and Warranties of the Purchasers. The Purchaser, for itself only, hereby represents and warrants to the Company, as follows:

(a) The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign limited liability company under the laws of The Commonwealth of Massachusetts. The Purchaser has all necessary limited liability company power and has taken all limited liability company actions required to make all provisions of this Agreement valid and enforceable obligations of the Purchaser. This Agreement and, when executed at Closing, each of the Ancillary Documents that require execution by the Purchaser, constitute the legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Purchaser of, or for the performance by the Purchaser of its obligations under, this Agreement or any of the Ancillary Documents that require execution by the Purchaser.

(b) The Purchaser intends to acquire the Securities for its own account.

(c) The Securities are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.

(d) The Purchaser acknowledges that it has reviewed and discussed the Company’s business, affairs and current prospects with such officers of the Company and others as it has deemed appropriate or desirable in connection with the transactions contemplated by this Agreement. The Purchaser further acknowledges that it has requested, received and reviewed such information, undertaken such investigation and made such further inquiries of officers of the Company and others as it has deemed appropriate or desirable in connection with such transactions; provided, however, no investigation made heretofore or hereafter by or on behalf of the Purchaser shall have any effect whatsoever on the representations and warranties of the Company hereunder, each of which will survive any such investigation.

(e) The Purchaser understands that it must bear the economic risk of its investment in the Securities for an indefinite period of time because the Securities are not, and will not be, registered under the Securities Act or any applicable state securities laws, except as may be provided in the Investors’ Rights Agreement, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. The Purchaser also understands that except as may be provided in the Investors’ Rights Agreement, it is not contemplated that any of the Securities will be registered under the Securities Act or any state securities laws, or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Securities.

(f) The Purchaser represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities.

(g) No Person has or will have, as a result of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser or any agent of the Purchaser, except as provided in Sections 2.07 and 2.08.

(h) The Purchaser hereby acknowledges that the Warrants and each certificate representing the Purchased Shares, Warrant Exercise Shares, Warrant Conversion Shares, Preferred Conversion Shares and any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, it being agreed that Testa, Hurwitz & Thibeault, LLP or Choate Hall & Stewart shall be satisfactory) shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

The acquisition by the Purchaser of the Securities shall constitute a confirmation by it of the foregoing representations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES

The Company and each Subsidiary hereby represent and warrant to the Purchaser as follows (For the purposes of this Article VI, unless the context otherwise requires or as otherwise provided, “Company” shall mean the Company and the Subsidiaries that are designated as “Active” on Exhibit 6.19 hereto, and any Exhibits in relation to this Article VI shall specifically indicate matters that relate to such designated Subsidiaries):

6.01. Organization and Standing of the Company and Subsidiaries; Ownership. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a material adverse effect on the business, assets, liabilities, financial condition, or on the results of operations of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”).

6.02. Corporate Action. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Ancillary Documents and any other agreements and instruments executed in connection herewith and therewith valid and enforceable obligations of the Company. This Agreement constitutes and, when executed at Closing, each of the Ancillary Documents and each other agreement and instrument executed by it in connection herewith and therewith will constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity. Upon the filing of the Amended and Restated Charter as contemplated by Section 7 of the Stockholders Agreement, sufficient shares of authorized but unissued Common Stock of the Company will have been reserved by appropriate corporate action in connection with the prospective exercise of the Warrants and prospective conversion of the Purchased Shares and Warrant Exercise Shares and any Additional Shares then outstanding. The issuance of the Notes, Warrants, Purchased Shares and Additional Shares, the issuance of the Warrant Exercise Shares, and the issuance of shares of Common Stock upon the conversion of the Purchased Shares, the Additional Shares and the Warrant Exercise Shares, in each case is not subject to any unwaived preemptive, right of first offer, right of first refusal or other similar statutory or contractual rights.

6.03. Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of, or for the performance by the Company of its obligations under, this Agreement or any of the Ancillary Documents, except for the filing of a Form D with the Commission and any relevant state or commonwealth securities agency or department and the filing of the Amended and Restated Certificate of Incorporation in accordance with Section 7 of the Stockholders Agreement.

6.04. Litigation. Except as set forth on Exhibit 6.04 attached hereto, there is no litigation, action or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company, affecting any of its properties or assets, or to the Company’s knowledge, against any officer, key employee or principal stockholder of the Company where such litigation, proceeding or investigation (i) either individually or in the aggregate would have a Material Adverse Effect, (ii) would call into question the validity of this Agreement, any Operative Document or any action taken or to be taken pursuant hereto or thereto or (iii) seeks to prevent the consummation of the transactions contemplated by this Agreement, nor, to the knowledge of the Company, has there occurred any event on the basis of which any litigation, proceeding or investigation meeting the criteria of (i), (ii) or (iii) above might properly be instituted. Neither the Company nor, to the Company’s knowledge, any of its respective officers, key employees or principal stockholders, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Company.

6.05. Compliance with Law. The Company is in compliance in all respects with the terms and provisions of this Agreement and of its Charter and By-laws and in all material respects with the terms and provisions of all judgments, decrees, governmental orders, statutes, rules and regulations to which it and its properties and assets are subject (collectively, the “Applicable Laws”). The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the twelve (12) months preceding the date of this Agreement.

6.06. Federal Reserve Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes or the Purchased Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

6.07. Title to Assets.

(a) Except as set forth on Exhibit 6.07(a) attached hereto, the Company has good and marketable title to its owned assets, including, without limitation, those reflected on the most recent consolidated balance sheet of the Company included in the Financial Statements or acquired since the date of such balance sheet (other than those since disposed of in the ordinary course of business), free and clear of all security interests, liens, charges and other encumbrances, other then Permitted Liens.

(b) With respect to the assets of the Company that are leased, the Company is in material compliance with all such leases, and the Company enjoys peaceful and undisturbed possession under all such leases.

(c) The plants, buildings, machinery, equipment, structures, fixtures, vehicles and other property owned, used or leased by the Company have no material defects that are known to the Company, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and are structurally sound, will to the knowledge of the Company not likely require major overhaul or repair in the in foreseeable future, and conform in all respects with will applicable laws, ordinances and regulations.

(d) All leases, subleases and other occupancy agreements relating to Real Property to which the Company is a party are set forth on Exhibit 6.07(d) (the “Leases”). The Company does not lease any Real Property as landlord and only leases or subleases such Real Property set forth on said Exhibit 6.07(d) as tenant or subtenant. The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or, to the knowledge of the Company, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or, to the knowledge of the Company, by any other Person. The Company enjoys peaceful and undisturbed possession under the Leases. All rent and other charges currently due and payable under the Leases have been paid. The Company is the holder of the lessee’s interest under the Leases and neither has assigned the Leases nor subleased all or any portion of the premises leased thereunder. The Company has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

(e) The Company owns no real property.

(f) The Company owns or has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as proposed to be operated, and the conduct of its business as now operated and as proposed to be operated and to the Company’s knowledge does not and will not conflict with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others. Except as set forth on said Exhibit 6.07(f), the Company does not have any obligation to compensate any Person for the use of any such rights nor has the Company granted to any Person any license or other rights to use in any manner any of such rights.

6.08. Financial Information. (a) Attached hereto as Exhibit 6.08(a) are (i) the audited consolidated balance sheet of the Company for and as of the end of the fiscal year ended December 31, 2002 and the related audited consolidated statements of operations and stockholders equity and of cash flows for the fiscal year then ended, certified by Moss Adams, LLP, the Company’s independent public accountants and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2003 and the related unaudited consolidated statements of operations and stockholders equity and of cash flows for the three (3) month period then ended (including the notes thereto, collectively the “Financial Statements”). All Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments and accruals on the Financial Statements that are unaudited) and fairly present the financial position of the Company as of the respective dates thereof and results of operations and changes in financial position of the Company for each of the periods then ended.

(b) Since March 31, 2003, there has been no material adverse change in the business, assets, liabilities, condition (financial or other, including but not limited to a change in the nature or terms of the Company’s relationship with either a customer or supplier which change has materially adversely effected or may reasonably be expected to materially adversely effect the Company’s financial position), or in the results of operations of the Company.

(c) The Company does not have any liability, contingent or otherwise, not disclosed in the Financial Statements or in the notes thereto that could, together with all such other liabilities, may be reasonably expected to have a Material Adverse Effect.

(d) A schedule of Indebtedness of the Company as of the Closing Date (including Capital Leases) is attached hereto as Exhibit 6.08(d).

6.09. Taxes. The Company has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, or is under valid extension effective as to such filings, and all taxes shown to be due and all additional assessments have been paid or provision made therefor including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. The Company has no knowledge of any additional assessments or adjustments pending or threatened against the Company for any period, and to the Company’s knowledge there is no basis for any such assessment or adjustment. The Company is not currently the subject of an audit by the Internal Revenue Service or other comparable governmental agency. The charges, accruals and reserves on the books of the Company in respect of taxes or other governmental charges are, in the opinion of the Company, adequate. Neither the Company nor any of its present or former shareholders has filed an election pursuant to Section 1362 of the Code that the Company be treated as an S Corporation

6.10. ERISA. (a) Each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained or contributed to by the Company or any entity that would be considered to be under common control with the Company under Section 414 of the Code (each such entity an “ERISA Affiliate”) has been maintained in substantial compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(b) Each employee benefit plan of the Company or any ERISA Affiliate which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

(c) Neither the Company nor any ERISA Affiliate has ever maintained or contributed to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

6.11. Transactions with Affiliates. Except as set forth on Exhibit 6.11 attached hereto, or as specifically contemplated by this Agreement, there are no loans, leases, royalty agreements or other continuing transactions between the Company, on the one hand, and any Person owning, or who did own at any time within the two-year period preceding the date of this Agreement, five percent (5%) or more of any class of capital stock of the Company or an entity controlled by such stockholder or a member of such stockholder’s family, on the other hand.

6.12. Assumptions or Guaranties of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person.

6.13. Loans to Other Persons. Except as set forth on Exhibit 6.13, or as required by the Material Contracts, the Company has not made any loans or advances to any Person which is outstanding on the date of this Agreement, nor is the Company obligated or committed to make any such loans or advances, other than outstanding loans or advances to employees in the ordinary course not exceeding $100,000 in the aggregate.

6.14. Securities Act. Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Notes, Warrants, Purchased Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to require the issuance and sale of the Notes, Warrants and the Purchased Shares to be registered under the Securities Act. Assuming the correctness of the representations and warranties of the Purchaser set forth in Article V hereof, the offer and sale of the Notes, Warrants and Purchased Shares hereunder are exempt from registration under the Securities Act.

6.15. Disclosure. Neither this Agreement, the Financial Statements, the Ancillary Documents, nor any certificate furnished to the Purchaser hereunder, nor the Company’s annual report on Form 10-K for the year ended December 31, 2002, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading at the time such statement was made, such Financial Statements were prepared or such report was filed in light of the facts and circumstances then in existence. There is no fact within the knowledge of the Company which has not been disclosed herein or in writing to the Purchaser and which has a Material Adverse Effect, or in the future in its opinion could reasonably be expected to have a Material Adverse Effect, excluding however, facts and matters relating generally to the economy and the industry in which the Company operates.

6.16. No Brokers or Finders. Except as set forth in Exhibit 6.16 attached hereto, which fees will be paid in full by the Company as of the Closing, no Person had, has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company, any Subsidiary or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its or their agents.

6.17. Other Agreements of Officers. To the knowledge of the Company, no officer or key employee of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which has a Material Adverse Effect, or in the future may (so far as the Company can reasonably foresee) have a Material Adverse Effect. To the knowledge of the Company, no officer or key employee of the Company has any present intention of terminating his employment with the Company and the Company has no present intention of terminating any such employment.

6.18. Capitalization of the Company; Status of Capital Stock. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.001 par value per share, of which 15,000 shares are designated Series A Convertible Preferred Stock (“Series A Preferred Stock”), 225,000 are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), 1,000 shares are designated Series C Cumulative Accelerating Redeemable (“Series C Preferred Stock”), 750,000 shares are designated Series C-1 Preferred Stock, 1,000 shares are designated Series D Cumulative Accelerating Redeemable Preferred Stock (“Series D Preferred Stock”), 1,000 shares are designated Series E Cumulative Accelerating Redeemable Preferred Stock (“Series E Preferred Stock”), and 1,000 shares are designated Series H Cumulative Accelerating Redeemable Preferred Stock (“Series H Preferred Stock”). At the Closing and upon the consummation of the recapitalization transactions provided for under the Restructuring Agreement but without giving effect to any of the transactions contemplated hereunder, 9,206,111 shares of Common Stock, 10,834 shares of Series A Preferred Stock, 150,325 shares of Series B Preferred Stock, no shares of Series C Preferred Stock, 77,200 shares of Series C-1 Preferred Stock, no shares of Series D Preferred Stock, no shares of Series E Preferred Stock and no shares of Series H Preferred Stock will be issued and outstanding. A complete list of the outstanding capital stock of the Company and the names in which such capital stock of the Company is registered on the books of the Company is set forth on Exhibit 6.18 attached hereto. All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and non-assessable. The Purchased Shares and the Additional Shares, in each case when issued against payment of the purchase price for such shares, will be duly authorized, validly issued and fully paid and non-assessable. The Preferred Conversion Shares, when issued upon conversion of the Purchased Shares or the Additional Shares, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise set forth on Exhibit 6.18, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company or any Subsidiary, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party or of which the Company has knowledge and relating to the issuance or sale of any capital stock of the Company or any Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options. Except as otherwise set forth on Exhibit 6.18 or as set forth in the Stockholders Agreement, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant state and federal securities laws. Except as set forth in this Agreement, in the Stockholders Agreement or as otherwise set forth on Exhibit 6.18, no holder of any security of the Company is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party, or which are otherwise binding upon the Company. The offer and sale of all shares of capital stock and other securities of the Company issued before the Closing complied with or were exempt from all federal and state securities laws.

6.19. Capital Stock of Subsidiaries. Each of the Company’s Subsidiaries is listed on Exhibit 6.19, and except for such listed Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person. Except as set forth on Exhibit 6.19 the Company owns all of the outstanding capital stock of each of the Subsidiaries (or, with respect to any Subsidiary that is a limited liability company, all of the outstanding equity interests), beneficially and of record, free and clear of all liens, encumbrances, restrictions and claims of every kind. All the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized, are validly issued and are fully paid and non-assessable. There are no options, warrants or rights to purchase shares of capital stock or other securities or equity interests of any of the Subsidiaries authorized, issued or outstanding, nor is any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities or equity interests.

6.20. Labor Relations. To the knowledge of the Company, no labor union or any representative thereof has made any attempt to organize or represent employees of the Company. There are no unfair labor practice charges, pending trials with respect to unfair labor practice charges, pending material grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board against the Company or any of its Subsidiaries. Furthermore, to the knowledge of the Company, relations with employees of the Company are adequate and there is no reason to believe that any material labor difficulties will arise in the foreseeable future.

6.21. Insurance. The Company has insurance covering its properties and business adequate and customary for the type and scope of its properties and business.

6.22. Books and Records. The books of account, ledgers, order books, records and documents of the Company accurately reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of the assets of the Company, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

6.23. Registration Rights. Other than pursuant to the terms of the Registration Rights Agreement, and after giving effect to the transactions contemplated by the Restructuring Agreement, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

6.24. Other Agreements. Except as explicitly disclosed and described in the Financial Statements, as set forth on Exhibit 6.08(a) attached hereto, or as described in the Company’s filings with the Securities and Exchange Commission, the Company is not party to any written or oral contract or instrument or other corporate restriction the due performance of which individually or in the aggregate could have a Material Adverse Effect. Except as specifically contemplated by this Agreement or as set forth on Exhibit 6.24 attached hereto the Company is not a party to or otherwise bound or affected by any written or oral:

(a) vendor or services contract or agreement which is not terminable on less than ninety (90) days’ notice without cost or other liability to the Company (except for contracts which are not material to the business of the Company);

(b) customer contract which entitles any customer to a return, rebate or right of set-off, or which varies in any material respect from its standard form contracts;

(c) contract or other commitment with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the contract when due or the occurrence of any other event;

(d) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

(e) contract for the employment of any officer, individual, employee or other Person on a full-time or consulting basis which provides for total compensation (salary and bonus) in excess of $100,000 for any twelve-month period;

(f) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or similar plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans and expense reimbursements applicable to employees generally);

(g) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

(h) guaranty of any obligation for borrowed money or otherwise;

(i) voting trust, stockholders agreement, pledge agreement or buy-sell agreement relating to any securities of the Company which shall be in effect after the Closing except to the extent contemplated hereunder or in the Stockholders Agreement;

(j) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

(k) agreement or obligation (contingent or otherwise) to issue or sell or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities, other than the repurchase of shares of Common Stock held by any employee or consultant of the Company at cost upon the termination of such employee’s or consultant’s services to such entity;

(l) assignment, license or other material agreement with respect to any form of intangible property;

(m) other contract or group of related contracts with the same party involving more than $50,000 and continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which contract or group of contracts is not terminable by the Company without penalty upon notice of thirty (30) days, or less, but excluding any contract or group of contracts with a vendor to, or customer of, the Company for the sale, lease or rental of their respective products or services if such contract or group of contracts was entered into in the ordinary course of business; or

(n) other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act (collectively, (a) through (n) of this Section 6.24 are referred to as the “Material Contracts”.

The Company and, to the best of the Company’s knowledge and belief, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in material default under any Material Contract. The Company has no present expectation or intention of not fully performing all its obligations under each such Material Contract and the Company has no knowledge of any material breach or anticipated material breach by the other party to any Material Contract.

6.25. Environmental Matters.

(a) Except as disclosed in Exhibit 6.25:

(i)	Constituents of Concern have not been generated, recycled, used, handled, treated, stored, transported, emitted, discharged, released or disposed of by the Company, except in compliance with Environmental Law;

(ii)	The Company is in compliance in all material respects with Environmental Law and the requirements of Environmental Permits;

(iii)	There are no pending or, to the knowledge of the Company, threatened, Environmental Claims against the Company, nor has the Company received any written claim, notice, demand letter, or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law;

(iv)	The properties (including, without limitation, soils, groundwater, air, indoor air, surface water, buildings and other structures) currently owned, leased, operated, managed, or controlled by the Company are not contaminated with any Constituent of Concern, nor have any properties formerly owned, leased, operated, occupied, managed, or controlled by the Company become contaminated with any Constituent of Concern during such period of ownership, lease, operation, occupation, management, or control;

(v)	The Company has no knowledge of any facts, circumstances, conditions, or occurrences regarding the Company’s past or present business or operations that could reasonably be expected to form the basis of an Environmental Claim against the Company or any of the Company’s property or assets;

(vi)	The Company has no knowledge of any underground storage tanks or asbestos containing materials or microbial matter located on any property owned, leased, operated, occupied, managed or controlled by the Company;

(vii)	Neither the Company nor any property at any time owned, leased, used, operated, or occupied by the Company is listed or proposed for listing on the National Priorities List under CERCLA or CERCLIS (as defined in CERCLA) or on any similar federal, state, or foreign list of sites requiring investigation or clean-up;

(viii)	The Company has obtained all governmental approvals and Environmental Permits required for its operations and the Real Property by any Environmental Law; and

(ix)	There are no conditions or circumstances on, or within, the Real Property which pose a risk to the indoor or outdoor environment or the health and safety of persons.

(b) There has been no environmental report, investigation, study, audit, test, review, or other analysis commenced or conducted by or on behalf of the Company (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company or any property or facility currently or previously owned, leased, used, operated, or occupied by the Company which has not been delivered to the Purchaser prior to the date hereof.

6.26. Licenses and Permits. Exhibit 6.26 lists all licenses, permits, pending applications, consents, certificates, approvals, authorizations and accreditations (together, “Permits”) of or from any public or governmental authority (“Governmental Authority”) used in or otherwise necessary for the conduct of the Company’s business and operations, which if not obtained or maintained would have a Material Adverse Effect. No Permits other than the Permits listed in Exhibit 6.26 are required or necessary for the Company to lawfully conduct its business and operations. Each Permit is valid and in full force and effect and shall remain in full force and effect following execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Company has complied with all conditions and requirements imposed by the Permits, and has no reason to believe that any Governmental Authority intends to terminate or restrict any of the Permits or that valid grounds for any termination or restrictions exist. To the Company’s knowledge, each physician and other person who provides services to patients at any of the Company’s facilities has all licenses, certifications or other professional qualifications required by applicable law and industry standards in order to provide such services.

6.27. Governmental Health Programs. The Company is either a participating provider or contracts with a participating provider in the Medicare and CHAMPUS programs and in the Medicaid program in each state in which it conducts its business (together, the “Governmental Health Insurance Programs”). The Company has timely filed all reports required by the Governmental Health Insurance Programs. Neither the Company, or to the Company’s knowledge, any stockholder, officer or director of the Company, nor any physician employed by or who provides medical services to or for the Company as an independent contractor to the Company is or has been audited, investigated, reprimanded or sanctioned by any federal or state Governmental Authority or in any federal or state proceeding initiated by any Governmental Authority for any fraud, abuse, false or otherwise improper claim or other billing misconduct related to the Company’s business or operations, or has been barred from participation in any Governmental Health Insurance Program. No Governmental Authority has asserted any claim, nor to the Company’s knowledge, is there any reasonable basis for the assertion of any claim for the recovery of amounts paid to the Company by any Governmental Health Insurance Program.

6.28. Private Third Party Payors. The Company is a participating provider with various non-governmental third party payors (“Private Third Party Payors”); the largest 90% of such Private Third Party Payors, in terms of the amount of revenue recorded by the Company from each during fiscal year 2002, are listed on Exhibit 6.28 hereto. Each of the agreements under which Company is a participating provider with the Private Third Party Payors is in full force and effect. The Company has complied with the terms and conditions of such agreements and Company has not received notice of, and has no reason to believe that any Private Third Party Payor intends to terminate or non-renew any of the agreements between Company and such Private Third Party Payor or that valid grounds for termination or non-renewal exist (other than the right of a Private Third Party Payor to terminate an agreement without cause or to elect not to renew an agreement upon the expiration of its term). Neither the Company, nor the Company’s knowledge, any shareholder, officer or director of the Company, nor any physician employed by or who provides medical services to or for the Company as an independent contractor to the Company is or has been audited, investigated, reprimanded or sanctioned by any Private Third Party Payors or in any federal or state proceeding initiated by any Private Third Party Payor for any fraud, abuse, false or otherwise improper claim or other billing misconduct related to the Company’s business or operations. No Private Third Party Payor has asserted any claim, nor to the best of Company’s knowledge, is there any basis for the assertion of any claim for the recovery of amounts paid to the Company by any Private Third Party Payor.

6.29. Absence of Certain Business Practices. Neither the Company nor, to Company’s knowledge, any stockholder, officer, manager, employee or agent, nor any other person or entity acting on behalf of the Company has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or the person or entity with whom or which the Company has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the business of the Company.

6.30. Fraud and Abuse. The Company has not, and to the Company’s knowledge its officers, directors, managers, employees, agents and persons who provide professional services under agreements with the Company, have not, in connection with their activities directly or indirectly related to the Company, engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7(a) and 1320a-7b, the federal CHAMPUS statute, 38 U.S.C. § 1701 et seq. or the regulations promulgated pursuant to such statutes, and any similar state or local statutes or regulations, or which are prohibited by rules of professional conduct.

6.31. Health Professional’s Financial Relationship. The operations of the Company are in compliance in all material respects with the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C. § 1395nn and 42 U.S.C. § 1396b, and the regulations promulgated pursuant to such statutes, and any similar state or local statutes or regulations.

6.32. Affiliated Physician Groups, Etc.. None of physician practice groups or other providers of radiation or other oncology services with which the Company was affiliated as of

March 31, 2003 has cancelled or otherwise terminated or made any threat to cancel or otherwise terminate its relationship with the Company, nor has any such physician practice group or other such provider indicated an intent or desire to materially decrease the level of its utilization of the Company’s products and services, or change its relationship with the Company, including a material change in the pricing terms relating to such relationship. None of the Persons with which the Company was engaged in a joint venture relationship (each such Person, a “Joint Venture Partner”) as of March 31, 2003 has cancelled or otherwise terminated or made any threat to cancel or otherwise terminate its relationship with the Company, nor has any such Joint Venture Partner indicated an intent or desire to terminate such joint venture relationship or materially change the terms thereof.

6.33. Restructuring Agreement. As of the Closing Date, the Company has delivered to the Purchaser a complete and correct copy of the Restructuring Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). The Company is not in default in the performance or compliance with any provisions thereof. The Restructuring Agreement complies with, and the transactions contemplated thereby have been consummated in accordance with, all applicable laws. The Restructuring Agreement is in full force and effect as of the Closing Date, and have not been terminated, rescinded or withdrawn. All requisite approvals with respect to the transactions contemplated by Restructuring Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Restructuring Agreement or to the conduct by the Company of its business thereafter. To the knowledge of the Company, none of the representations or warranties in the Restructuring Agreement contains any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by the Company in the Restructuring Agreement is true, correct and complete. Notwithstanding anything contained in the Restructuring Agreement to the contrary, such representations and warranties of the Company are incorporated into this Agreement by this Section 6.27 and shall, solely for purposes of this Agreement and the benefit of the Purchaser, survive the consummation of the transactions contemplated by the Restructuring Agreement.

6.34. U.S. Real Property Holding Corporation. The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

6.35. No Violations. Neither the execution and delivery of this Agreement and the Ancillary Documents, nor the consummation of any of the transactions contemplated hereby or thereby, by the Company, will (a) after giving effect to the actions required by Section 7 of the Stockholders Agreement, violate, conflict with, or result in a breach or default under any provision of the Charter or By-Laws of the Company, (b) violate Applicable Laws, or (c) result in a violation or breach by the Company of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Company (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, material permit, or Material Contract to which the Company is a party, or by which it or any of this properties or assets may be bound.

6.36. Qualified Small Business. As of the Closing Date, the Company is a “qualified small business” within the meaning Section 1202(c) of the Code.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01. Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as the Purchaser holds a Note and/or the Purchaser holds shares of Series C-1 Preferred Stock in an amount at least equal to 25% of the shares of Series C-1 Preferred Stock issued to the Purchaser on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for this purpose, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant), it will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary (except that, in each case, the provisions of Sections 7.01(a) and 7.01(k) shall terminate upon repayment in full of the aggregate outstanding principal balance of the Notes together with all interest and premium, if any, due thereon):

(a) Punctual Payment. Pay the principal of, premium, if any, and interest on each of the Notes within the time periods and at the place and in the manner provided in the Notes and herein.

(b) Payment of Taxes and Trade Debt. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or the Subsidiaries, except such as are being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto.

(c) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such

Subsidiary operates. The Company and the Subsidiaries will add the Purchasers as a notice party for each such policy and shall request that the issuer of each policy provide the Purchaser with ten (10) days’ notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to remain so qualified would not, either individually or in the aggregate, have a Material Adverse Effect; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 7.02(e). Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

(e) Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could have a Material Adverse Effect.

(f) Inspection Rights. At any reasonable time and from time to time upon reasonable notice to the Company, permit the Purchaser or any of its agents or representatives, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of their officers or directors and independent accountants. All expenses of the Purchaser (or its agents or representatives) incurred in connection with such inspection rights shall be borne by the Purchaser.

(g) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and each Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(i) Compliance with ERISA. Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any employee benefit plan of the Company or such Subsidiary, as applicable, and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company.

(j) Attendance at Board Meetings. At any time at which a nominee of a Purchaser who holds at least thirty percent (30%) of the principal amount of the Notes then outstanding or, if no Notes are then outstanding, twenty percent (20%) of the Purchased Shares (on an as converted basis), is not a member of the board of directors or any committee of the Company as provided in this Agreement and the Stockholders Agreement, permit the Purchaser or its designee to have one observer attend each meeting of the board of directors of the Company and any committee thereof. The Company will send to any the Purchaser and its designee the notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the directors or committee members, as the case may be. The Company shall also provide to such Purchaser copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the board of directors or committees. The Company shall reimburse each such Purchaser for all reasonable costs incurred by the Purchaser or its designees in connection with traveling to and from and attending meetings of the Company’s board of directors and committees.

(k) Payment of Senior Debt by the Purchaser. In the event that any default occurs in the payment of the principal of or any interest on any Senior Debt and such default shall continue for a period of thirty (30) days (or such shorter period as is necessary in order to permit the Purchaser to act pursuant to this subsection prior to any acceleration of such Senior Debt) without waiver or forbearance by the Senior Lenders, permit the Purchaser, on behalf of the Company, to cure such default, to prepay in full any such Senior Debt or to purchase such Senior Debt (“Replacement Financing”); provided, however, that the Purchaser may exercise the rights hereunder only with the prior consent of and on such terms as are approved by the Board of Directors of the Company and, provided further, that the Purchaser shall not be entitled to receive additional equity, equity equivalents or securities exchangeable into or convertible or exchangeable for equity securities in connection with furnishing such Replacement Financing, and the interest rate and other terms of such Replacement Financing shall not be more advantageous to the Purchaser than are the terms of the Notes..

(l) U.S. Real Property Holding Corporation. The Company shall use commercially reasonable efforts to ensure that it is not treated as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Qualified Small Business Stock. The Company shall submit to its stockholders (including the Purchaser) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Regulations promulgated by the Internal Revenue Service.

(n) Authorized and Reserved Shares. Commencing not later than August 15, 2003 and continuing at all times thereafter, and subject to the requirements of the Delaware

General Corporation Law, the Charter and By-Laws, the Company shall use its best efforts to have authorized and keep reserved such numbers of authorized shares of Series C-1 Preferred Stock and Common Stock as shall be sufficient to enable to Company to comply with its obligations under the Charter and this Agreement with respect to the issuance of shares of Series C-1 Preferred Stock (including, without limitation, the issuance of Additional Shares and PIK Dividends (as defined in the Charter)) and the issuance of shares of Common Stock upon the conversion of such shares of Series C-1 Preferred Stock.

7.02. Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as the Purchaser holds a Note and/or the Purchaser holds shares of Series C-1 Preferred Stock in an amount at least equal to 25% of the shares of Series C-1 Preferred Stock issued to the Purchaser on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for this purpose, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant), it will comply with and observe the following covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary(except that, in each case, the provisions of Sections 7.02(a), (b), (c), (m) and (o) shall terminate upon repayment in full of the aggregate outstanding principal balance of the Notes together with all interest and premium, if any, due thereon), and will not:

(a) Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to (collectively, “Permitted Liens”):

(i) for taxes, assessments or governmental charges or levies on property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(ii) imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business;

(iii) arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

(v) in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

(vi) arising by contract or by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

(vii) arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, provided, however, that no execution or levy has been made;

(viii) described on Exhibit 6.07(a) which secure the Indebtedness set forth on Exhibit 6.08(d), provided that no such lien is extended to cover other or different property of the Company or any Subsidiary; and

(ix) liens which secure Indebtedness permitted by Section 7.02(b).

(b) Indebtedness. Without the Qualified Approval of the Board of Directors, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, at any time an aggregate of $100,000 of Indebtedness in excess of the aggregate amount of Indebtedness set forth in the then applicable budget approved by the Board of Directors of the Company.

(c) [Reserved].

(d) Assumptions or Guaranties of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except by the Company or any Subsidiary with respect to any Indebtedness of any Subsidiary which is permitted by this Agreement.

(e) Mergers, Sale of Assets, Etc. Without the Qualified Approval of the Board of Directors, merge or consolidate with any Person, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereinafter acquired) or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary, (2) any Subsidiary may merge into or transfer assets to the Company and (3) the Company or any Subsidiary may sell, assign, lease or otherwise dispose of (i) inventory in the ordinary course of business, (ii) equipment that is no longer used or useful in the Company’s or any of its Subsidiaries’ business or that is physically obsolete, provided that the proceeds thereof are used first to reduce outstanding Senior Debt and then to reduce other outstanding Indebtedness, (iii) sales of equipment the proceeds of which are applied within thirty (180) days of such sale to the purchase of other capital assets useful to the Company and its Subsidiaries and (iv) other sales of assets in any given year that have a fair market value of less than $100,000 in the aggregate provided that the proceeds from such dispositions are reinvested in other capital assets useful to the Company or used to acquire other assets, capital stock or other property not otherwise prohibited hereby, and any remaining proceeds shall be applied first to reduce outstanding Senior Debt and then to reduce other outstanding Indebtedness.

(f) Investments in Other Persons. Without the Qualified Approval of the Board of Directors, make or permit any Subsidiary to make, any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets or other property of, obligations of, or any interest in, any Person, except:

(i) investments by the Company or a Subsidiary in evidences of Indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

(ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1 by Moody’s Investors Service, Inc.;

(iii) loans or advances from a Subsidiary to the Company;

(iv) investments by the Company or a Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

(v) reasonable advances to employees not exceeding, in the aggregate, $100,000;

(vi) advances to physicians required under the Material Contracts and future advances to physicians or physicians groups in the ordinary course of business and not in violation of applicable law; and

(vii) acquisitions of assets, capital stock or other property which individually and in the aggregate are not material to the Company or such Subsidiary (assets, capital stock and other property with a fair market value of less than $250,000 acquired in any one-year period in the aggregate shall not be deemed “material”); provided, however, that each such acquisition can be made in compliance with the other terms of this Agreement, including, without limitation, Section 7.02(l).

(g) Distributions. Without the Qualified Approval of the Board of Directors, declare or pay any dividends (accrued or otherwise), purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as “Distributions”); provided, however, that nothing herein contained shall prevent:

(i) the Company from effecting a stock split or declaring or paying any dividend consisting of shares of any class of Common Stock to the holders of shares of such class of Common Stock, provided that such stock split or dividend is effected equally across all classes of Common Stock; or

(ii) the Company from declaring or paying any dividend on the Series A Preferred Stock, Series B Preferred Stock and/or Series C-1 Preferred Stock in accordance with the terms of the Charter;

(iii) the Company from repurchasing or redeeming any securities of the Company except (A) in accordance with the terms of Article III hereof, the Charter or the Restructuring Agreement, or (B) shares of Common Stock held by any employee or consultant of the Company for an amount not exceeding fair market value thereof upon the termination of such employee’s or consultant’s services to the Company, provided that such repurchase is pursuant to the terms of a stock option grant or restricted stock award that was approved by the Board of Directors; or

(iv) any Subsidiary from declaring or making payment of cash and stock dividends, returns of capital or distributions of assets to the Company.

(h) Dealings with Affiliates. Without the Qualified Approval of the Board of Directors, enter or permit any Subsidiary to enter into any transaction with any executive officer, director or holder of one percent (1%) or more of any class of capital stock of the Company, or any member of their families or any corporation or other entity in which any one or more of such executive officers, directors or stockholders or members of their immediate families directly or indirectly holds one percent (1%) or more of any class of capital stock; provided, however, that this Section 7.02(h) shall not apply to any transaction that is governed by Section 7.02(n).

(i) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary, provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 7.02(e).

(j) Additional Subsidiaries. Acquire assets, capital stock or other property or obligations of, or interest in, any Person, whether by way of stock or asset purchase, merger,

consolidation or otherwise, where after giving effect to such acquisition such Person shall constitute a Subsidiary, or otherwise form or create any Subsidiary, unless in each case such Subsidiary (i) executes an instrument of accession in the form attached hereto as Exhibit 7.02(j), pursuant to which the Subsidiary agrees to become bound by the terms and conditions of this Agreement as a Subsidiary and (ii) executes an instrument of accession to the Ancillary Documents to the extent required thereby.

(k) Change in Nature of Business. Without the Qualified Approval of the Board of Directors, make, or permit any Subsidiary to make, any change in the nature of its business as carried on at the date hereof.

(l) No Amendment or Waiver of Charter Documents or Restructuring Agreement. Amend, alter, repeal or terminate its Charter or the Restructuring Agreement or amend the terms of any Senior Debt, in each case without the Qualified Approval of the Board of Directors.

(m) Capital Expenditures. Make, or permit any Subsidiary to make, Capital Expenditures during any fiscal year of the Company which exceed the applicable budget approved by the Board of Directors by $150,000 in the aggregate.

(n) Compensation. Pay, directly or indirectly, as salary, bonuses, fringe benefits, expenses, stock option grants, drawing accounts or otherwise any compensation to any executive officer (or any relative of any executive officer) of the Company or any Subsidiary not approved by the Compensation Committee of the Board of Directors of the Company other than such compensation arrangements as are in place as of the Closing Date (including, without limitations, those compensation arrangements provided for by the Restructuring Agreement).

(o) Financial Covenants. Violate any of the financial covenants set forth on Annex III to this Agreement, which is incorporated by reference herein and made part of this Agreement.

7.03. Reporting Requirements. Until the later to occur of (i) a Qualified Offering and (ii) the repayment in full of the Notes and all outstanding unpaid interest thereon, the Company will furnish to each holder of $500,000 aggregate principal amount of Notes, $500,000 in aggregate liquidation preference of Purchased Shares or $500,000 in fair market value of Preferred Conversion Shares:

(a) as soon as possible and in any event within five (5) Business Days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company proposes to take with respect thereto to cure such Event of Default;

(b) as soon as available and in any event within thirty (30) days after the end of each fiscal quarter, consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the Budget for the current year, all in reasonable detail, in a format reasonably satisfactory to the Purchaser and duly certified by the chief financial officer of the Company as having been prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments and accruals) and including a discussion by the Company’s management of any material variance from the Budget for such fiscal year;

(c) as soon as available and in any event within thirty (30) days after the end of each month, a statement of operations for the Company and each site or group of related sites at which the Company operates it radiology oncology services consistent with the form of monthly reports prepared prior to the date hereof.

(d) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized national standing acceptable to the Purchaser and including a discussion by the Company’s management of any material variance from the Budget for the fiscal year just ended;

(e) not more than thirty (30) days following the commencement of each fiscal year of the Company, (x) an operating budget (the “Budget”) of the Company and its Subsidiaries for such fiscal year in the form customarily prepared by management for internal use, which Budget shall be reasonably satisfactory in form and substance to the Purchaser but which shall in any case include a detailed balance sheet and detailed monthly statements of income and cash flows, and (y) three to five year financial plans for the Company and the Subsidiaries in the form customarily prepared by management for internal use, which shall be reasonably satisfactory in form and substance to the Purchaser;

(f) at the time of delivery of each monthly statement contemplated by subsection 7.03(c) and annual statement contemplated by subjection 7.03(d), a certificate, executed by the chief financial officer of the Company, stating that such officer has caused this Agreement and the Ancillary Documents to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or any of the Ancillary Documents or, if such officer has such knowledge, specifying such default and the nature thereof, and setting forth computations in reasonable detail demonstrating compliance with the provisions of subsections 7.02(c) and (d);

(g) within thirty (30) days after the end of each fiscal year of the Company, a certificate from the Company’s and each Subsidiary’s insurance provider(s) confirming the insurance coverage provided by such provider to the Company and the Subsidiaries, as applicable;

(h) promptly upon receipt thereof, any written report submitted to the Company or any Subsidiary by independent public accountants (excluding drafts) concerning any material concerns or issues with any annual or interim audit of the books of the Company and the Subsidiaries made by such accountants or with the Company’s internal controls, procedures or practices (whether accounting or otherwise);

(i) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary of the type described in Section 6.04;

(j) simultaneously as they are sent to the Senior Lenders, copies of all financial statements, and upon written request of the Purchaser, reports and other information delivered by or on behalf of the Company or a Subsidiary to any Senior Lender;

(k) promptly after sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or the Commission; and

(l) such other information respecting the business, assets, liabilities, financial condition, results of operations or prospects of the Company or any of its Subsidiaries as the Purchaser may from time to time reasonably request, and to make available to the Purchaser and its representatives, members of management and employees with significant responsibilities (such as department heads) for the purposes of updating the Purchaser as to the condition of the Company and its Subsidiaries.

The Company shall send the reports contemplated in Section 7.03(b), (c), (d), (f) and (j) hereof in electronic format either to an e-mail address previously designated in writing by such person to the Company or, should the recipient not provide an e-mail address to the Company, by hard copy in accordance with Section 9.03 hereof.

7.04. Right to Purchase New Equity Securities. Prior to issuing any Equity Securities of the Company (or a Subsidiary) to any Person, the Company will first give (or cause such Subsidiary to give) to each holder of Purchased Shares, Warrants, Warrant Exercise Shares, Warrant Conversion Shares or Preferred Conversion Shares (or some combination thereof) (such holders, the “ROFO Holders”) the right to purchase, on the same terms, the same proportion of the securities proposed to be sold by the Company (or such Subsidiary) as the number of shares of Common Stock owned by such ROFO Holder, calculated on a fully-diluted basis, bears to the total number of shares of Common Stock then outstanding, calculated on a fully-diluted basis. The ROFO Holders electing to purchase Equity Securities pursuant to this Section 7.04 shall also be entitled to purchase offered Equity Securities that other ROFO Holders decline to purchase (pro rata based on their respective holdings of Common Stock, calculated on a fully-diluted basis). Any such right of purchase shall be exercisable for a period of twenty (20) days after such ROFO Holder receives written notice of the proposed issuance of Equity Securities (and any such notice by the Company or a Subsidiary shall be given not less than twenty (20) nor more than ninety (90) days prior to any such issuance). Any issuance of Equity Securities to any purchaser or other transferee thereof shall be on the same terms or on terms no more favorable to the purchaser or other transferee than the terms offered to the ROFO Holders. If a proposed issuance of Equity Securities is not consummated within the ninety (90) day period established herein, the right of first offer provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered, sold or otherwise transferred unless first reoffered to the ROFO Holders in accordance with this Section 7.04. Notwithstanding the foregoing, the rights of the ROFO Holders under this Section 7.04 shall not apply to any issuance of: (i) capital stock as a stock dividend to holders of capital stock or upon any subdivision or combination of shares of capital stock; (ii) Common Stock upon the conversion of shares of Preferred Stock; (iii) Reserved Employee Shares; (iv) Equity Securities in a merger or acquisition transaction, provided that such transaction (including the issuance of such securities) was approved by the Board of Directors; (v) Equity Securities issued upon conversion or exercise of any options or warrants outstanding on the date of this Agreement or (vi) Equity Securities in connection with the incurrence or refinancing of Senior Debt and with the Qualified Approval of the Board of Directors..

ARTICLE VIII

EVENTS OF DEFAULT

8.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any installment of principal of any of the Notes when due; or

(b) The Company shall fail to pay any interest or premium, if any, on any of the Notes within two (2) Business Days of when due; or

(c) The Company shall default in the performance of any covenant contained in Section 7.02(b), (c) or (m), or the Company shall default in the performance of any other covenant contained in either Section 7.01 or 7.02 for ten (10) Business Days; or

(d) Any representation or warranty made by the Company or any Subsidiary in this Agreement or by the Company (or any of its officers) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect when made in any material respect; or

(e) The Company or any Subsidiary shall fail to perform or observe any other material term, covenant or agreement contained in this Agreement or the Ancillary Documents on its part to be performed or observed and any such failure remains unremedied for ten (10) Business Days; or

(f) The Company or any Subsidiary shall fail to pay any Indebtedness for Money Borrowed exceeding $150,000 owing by the Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness for Money Borrowed shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Indebtedness for Money Borrowed owing by the Company or any Subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness for Money Borrowed, or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Indebtedness for Money Borrowed, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness for Money Borrowed or such trustee or trustees; or

(g) The Company or any Subsidiary representing at least 10% of the consolidated revenue of the Company in either the last preceding fiscal year or the last preceding fiscal quarter shall be involved in financial difficulties evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(h) Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issue or levy;

then, and in any such event listed in Section 8.01(a) through (h),

(1) the Purchaser may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 8.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and each Subsidiary, and

(2) the Purchaser may proceed to protect and enforce their rights by suit in equity (including without limitation a suit for rescission), action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or any term of the Charter, or in aid of the exercise of any power granted in this Agreement or in the Charter, and, immediately, in the case of Section 8.01(g) hereof, and at any time after the giving of the put notice to the Company pursuant to the terms of the Warrants, the theretofore unexercised “put” rights set forth in the Warrants shall, to the extent not already exercisable, be deemed to have become immediately exercisable and thereafter any Purchaser may in such put to the Company declare all or part of such theretofore unexercised “put” rights to be forthwith exercised and due and payable (unless there shall have occurred an Event of Default under Section 8.01(g) hereof, in which case such “put” rights shall be automatically exercised and due and payable), whereupon the repurchase price for the Warrant and the Warrant Exercise Shares subject thereto shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are expressly waived), and any such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect.

Without in any way limiting the rights of the holders of the Notes, the Company and the Subsidiaries hereby agree that the holders of the Warrants and the Warrant Exercise Shares would have no adequate remedy at law, for monetary compensation or otherwise, for the damages that would be suffered if the Company were to fail to comply with its obligations under the put right provisions of the Warrants, and that the Company and the Subsidiaries therefore agrees that the holders of the Warrants and the Warrant Exercise Shares shall be entitled to obtain specific performance of the Company’s obligations under the put right provisions of the Warrants.

8.02. Annulment of Defaults. Section 8.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the holders of a majority in principal amount of all Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and its consequences, provided, however, that no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

ARTICLE IX

MISCELLANEOUS

9.01. No Waiver; Cumulative Remedies. No failure or delay on the part of any Purchaser, or any other holder of the Notes, Warrants, Purchased Shares, Warrant Exercise Shares or Preferred Conversion Shares in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.02. Amendments, Waivers and Consents. Any provision in this Agreement or the other Ancillary Documents to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall obtain the consent thereto of (i) the holder or holders a majority of all shares of Common Stock held by the Purchaser, calculated on a fully-diluted basis, and if Notes remain outstanding, (ii) the holder or holders of majority of the aggregate principal amount outstanding under the Notes; and shall, in any case, deliver copies of such consent in writing to all other holders of Notes, Warrants, Purchased Shares, Warrant Exercise Shares, Warrant Conversion Shares and/or Preferred Conversion Shares. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this Section 9.02 shall promptly be delivered by the Company to any holders who did not execute the same.

9.03. Addresses for Notices, Etc.; Wire Transfer Instructions. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

If to the Company:

OnCure Medical Corp.

610 Newport Center Drive, Suite 350

Newport Beach, CA 92660

Attention: President

Facsimile: 949-721-6540

With a copy to:

Swidler Berlin Shereff Friedman, LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention: Scott M. Zimmerman, Esq.

Facsimile: 212-891-9598

If to Laurel Holdings II, L.L.C.:

Laurel Holdings II, L.L.C.

c/o MedEquity Capital, LLC

16 Laurel Avenue, Suite 150

Wellesley Hills, MA 02481:

Attention: Peter R. Gates

Facsimile: 781-237-6911

With copies to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Attention: Mitchell S. Bloom, Esq.

Facsimile: 617-248-7100

and

Choate Hall & Stewart

Exchange Place

53 State Street

Boston, MA 02109

Attention: Roslyn G. Daum, Esq.

Facsimile: 617-248-4000

If to any other holder of the Note, Warrants, Purchased Share, Warrant Exercise Shares, Warrant Conversion Shares or Preferred Conversion Shares:

at such holder’s address for notice as set

forth in the transfer records of the

Company

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or otherwise sent shall be effective (i) two days after being deposited in the mails or (ii) one day after being deposited with an express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

9.04. Costs, Expenses and Taxes. The Company agrees to pay on demand all costs and expenses of the Purchaser (including all reasonable fees and expenses of Testa, Hurwitz & Thibeault, LLP and Choate Hall & Stewart, counsel to the Purchaser and/or certain of its members) in connection with the preparation, execution and delivery of this Agreement, the Notes, the Warrants, the other Ancillary Documents and other instruments and documents to be delivered hereunder, and in connection with the consummation of the transactions contemplated hereby and thereby, as well as all costs and expenses of the Purchaser and its special counsel in connection with any amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Ancillary Documents, and other instruments and documents to be delivered hereunder and thereunder. In addition, the Company agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Warrants, the other Ancillary Documents, and the other instruments and documents to be delivered hereunder or thereunder and the Company agrees to save each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

9.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and each of the Purchaser and its respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest therein without the prior written consent of (i) the holder or holders a majority of all shares of Common Stock held by the Purchaser, calculated on a fully-diluted basis, and if Notes remain outstanding, (ii) the holder or holders of majority of the aggregate principal amount outstanding under the Notes. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any third party or inure to the benefit of any third party.

9.06. Payments in Respect of Notes. Each Purchaser and any successor holder of the Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff, by counterclaim or cross-action or by the enforcement of any or all of the Notes. If any holder of the Notes receives any payment on its Notes in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in their Notes in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Notes then outstanding. The Company shall not have any obligation to any Person under this Section 9.07.

9.07. Indemnification. The Company and each of its Subsidiaries agree, jointly and severally, to indemnify and hold harmless the Purchaser, its members and their respective directors, officers, members, partners, counsel, employees, agents, brokers and other representatives from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) as a result of any violation or breach of any representation, warranty or covenant of the Company or any Subsidiary under this Agreement or the Ancillary Documents, except to the extent such liability shall result from any act or omission on the part of the Purchaser, any of its members or any of their respective directors, officers, members, partners, counsel, employees, agents, brokers or other representatives. The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, members, partners, counsel, employees, agents, brokers and other representatives from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) as a result of any violation or breach of any representation or warranty of the Purchaser under this Agreement or any of the Ancillary Documents that require execution by the Purchaser, except to the extent such liability shall result from any act or omission on the part of Company or any of its directors, officers, members, partners, counsel, employees, agents, brokers or other representatives. The obligations under this Section 9.07 shall survive and continue to be in full force and effect notwithstanding (a) the repayment of the Notes and (b) the termination of this Agreement.

9.08. Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Ancillary Documents or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Purchaser or on behalf of the Purchaser, for a period of two (2) years from the Closing Date; provided, however, that notwithstanding the foregoing, the representations and warranties set forth in Sections 6.07(a), 6.09, 6.18, 6.19 and 6.27 through 6.31 shall survive indefinitely.

9.09. Prior Agreements. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written respecting that subject matter.

9.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.11. Governing Law; Exclusive Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. The exclusive forum in any and all actions and proceedings related to this Agreement or the Ancillary Documents or the transactions in connection herewith or therewith, shall be the state and federal courts in and for the State of Delaware, which courts shall have exclusive personal and subject matter jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

9.12. Waiver of Right to Jury Trial. The parties hereby waive all rights to a trial by jury for all legal proceedings concerning this Agreement, the Notes or the Warrants.

9.13. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Any reference herein to an Article, Section or subsection is, unless otherwise indicated, a reference to that Article, Section or subsection of this Agreement.

9.14. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

9.15. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser, the Company shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Ancillary Documents.

9.16. Effect of Judgment. The Company agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 9.11 brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available to the Company, be conclusive and binding upon the Company and may be enforced in the courts of the United States of America or the Commonwealth of Massachusetts (or any other courts to the jurisdiction of which the Company is or may be subject) by a suit upon such judgment.

9.17. Service of Process. The Company consents to service of process in any suit, action or proceeding of the nature referred to in Section 9.11 by actual receipt of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Company specified in or designated pursuant to Section 9.03. The Company agrees that such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company, as applicable.

9.18. No Limitation. Nothing in Section 9.16, , 9.17 or 9.19 shall affect the right of any Purchaser to serve process in any manner permitted by law, or limit any right that any Purchaser may have to bring proceedings against the Company in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

9.19. Specific Performance. Upon breach or default by the Company with respect to any obligation hereunder or any of the Ancillary Documents, each Purchaser shall be entitled to protect and enforce its rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

9.20. Actions by Purchaser. Wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Purchaser, and there is at such time more than one Person constituting the Purchaser hereunder, then unless the applicable text or the context otherwise requires, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, (i) the holder or holders a majority of all shares of Common Stock held by the Persons constituting the Purchaser hereunder, calculated on a fully-diluted basis, and if Notes remain outstanding, (ii) the holder or holders of majority of the aggregate principal amount outstanding under the Notes; provided, however, that the provisions of this Section 9.20 shall not limit in any manner any action which may be taken by any Person constituting a Purchaser hereunder or any other holder of Notes pursuant to the provisions of Section 8.01 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first above written.

COMPANY

ONCURE MEDICAL CORP.

By:	/s/ JEFFREY A. GOFFMAN
Jeffrey A. Goffman
President and Chief Executive Officer

SUBSIDIARIES

U.S. CANCER CARE, INC.

By:	/S/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

USCC ACQUISITION CORP.

By:	/S/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

USCC FLORIDA ACQUISITION CORPORATION

By:	/S/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

USCC HEALTHCARE MANAGEMENT CORP.

By:	/s/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

MICA FLO II, INC.

By:	/s/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

JAXPET/POSITECH, L.L.C.

By:	/s/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

POINTE WEST ONCOLOGY, LLC

By:	/s/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

JAX PET LLC

By:	/s/ JEFFREY A. GOFFMAN
Name:	Jeffrey A. Goffman
Title:	President

PURCHASER

LAUREL HOLDINGS II, L.L.C.

By:	MedEquity Capital, LLC

By:	/s/ PETER R. GATES
Peter R. Gates, Manager

EXHIBIT 2.04

SCHEDULE OF PURCHASERS

Purchaser	Principal Amount Of Note	Shares of Series C-1 Preferred Stock That May Be Acquired Upon Exercise Of Warrant	Shares of Series C-1 Preferred Stock To Be Purchased	Total Purchase Price for Notes, Warrants and Shares of Series C-1 Preferred Stock
Laurel Holdings II, L.L.C.	$6,000,000.00	84,000	240,000	$12,000,000.00